MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com

Exhibit 99.1

For Immediate Release

MEMC PROVIDES UPDATED THIRD QUARTER GUIDANCE

St. Peters, MO, September 4, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today provided an update to its third quarter financial targets.

The company reported that mid-last week, a construction incident caused by one of its electrical subcontractors working on the Pasadena, Texas, polysilicon facility expansion resulted in a power outage to the entire site. Although the power was eventually restored later the same day, the unplanned and abrupt shutdown of high temperature and pressure chemical operations caused considerable complications. The facility is now in the late stages of recovery, but the abrupt nature of this incident, combined with the rain and thunderstorms in Pasadena, Texas over the last few days, has hampered the facility’s ability to recover operations expeditiously. This disruption has also caused the on-going polysilicon expansion project at the site to be additionally delayed. The combined effect of these events has resulted in an approximate one week impact to the company’s output for the quarter.

As a result, the company is revising its Q3 guidance. Specifically, the company is now targeting revenues to be approximately 5% below the previously targeted level of $500 million and margins to be approximately flat sequentially from second quarter 2007 levels due to the associated costs.

“It is unfortunate that this incident occurred, but we are glad that all of our employees and contractors are safe, and that we are recovering in a steady fashion,” stated Nabeel Gareeb, the company’s president and CEO. “Given the circumstances, we are pleased that we should be able to limit the impact on the third quarter to about 5% of our original revenue projections. Despite the short-term effects on our third quarter results, we do not expect this discrete incident to have any affects on our year-end or long-term targets for capacity expansion. We are working diligently to recover from this unfortunate event, and will be working with our customers to minimize any potential impacts on their supply chain. We believe we will have an opportunity to recover some of this lost production in the fourth quarter and thereby potentially reduce the impact on the full-year targets. The specific quantification of this potential recovery will not be available until after the end of this quarter, and will therefore be provided when we report our third quarter earnings results,” concluded Gareeb.

Conference Call

The company will be hosting a call at 9:00 a.m. ET today to answer any questions. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

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MEMC ELECTRONIC MATERIALS

A replay of the conference call will be available from approximately 11:00 a.m. ET on September 4, 2007, until 4:00 p.m. ET on September 11, 2007. To access the replay, please dial (402) 220-3469 at any time during that period. A replay will also be available until 11:59 p.m. ET on September 10, 2007 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that our revenues will be approximately 5% below the previously targeted level of approximately $500 million in the third quarter; our expectation that margins will be approximately flat from Q2 2007; our belief that we will be able to limit the impact to about 5% of our original revenue projections; our expectation that this incident will not have any affects on our year-end or long-term targets for capacity expansion; and our belief that we will have an opportunity to recover some of this lost production in the fourth quarter, and thereby potentially reduce the impact on the full year targets. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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